Exhibit a13
CALAMOS INVESTMENT TRUST
AMENDMENT NO. 12
TO
THE THIRD AMENDED AND RESTATED AGREEMENT
AND DECLARATION OF TRUST
     AMENDMENT NO. 12 to the Third Amended and Restated Agreement and Declaration of Trust dated as of March 30, 2006, as amended (the “Declaration of Trust”) of Calamos Investment Trust (the “Trust”), made as of the 20th day of February, 2009.
     WITNESSETH:
     WHEREAS, Article VII, Section 7.3 of the Declaration of Trust provides that the Declaration of Trust may be amended at any time, so long as such amendment does not adversely affect the rights of any shareholder and so long as such amendment is not in contravention of applicable law, including the Investment Company Act of 1940, as amended, by an instrument in writing signed by an officer of the Trust pursuant to a vote of a majority of the Trustees; and
     WHEREAS, Article IV, Section 4.2(d) of the Declaration of Trust provides that the Trustees of the Trust may authorize and liquidate any particular Sub-Trust or classes thereof; and
     WHEREAS, the Trustees have previously established and designated fifteen Sub-Trusts of the Trust (the “Series”), being Calamos Convertible Fund; Calamos Growth and Income Fund; Calamos Global Growth and Income Fund; Calamos Growth Fund; Calamos Market Neutral Income Fund; Calamos High Yield Fund; Calamos Value Fund, Calamos Blue Chip Fund; Calamos International Growth Fund; Calamos Multi-Fund Blend; Calamos Global Equity Fund; Calamos Government Money Market Fund, Calamos Total Return Bond Fund, Calamos 130/30 Equity Fund and Calamos Evolving World Growth Fund;
     WHEREAS, on February 20, 2009, the Trustees voted unanimously to liquidate the Sub-Trust designated “Calamos Government Money Market Fund”; and
     WHEREAS, the undersigned has been duly authorized by the Trustees to execute and file this Amendment No. 12 to the Declaration of Trust (the “Amendment”);
     NOW, THEREFORE, effective May 15, 2009, the Declaration of Trust is hereby amended as follows:
     I. The first paragraph of Article IV, Section 4.2 (other than subsections (a) through (m) thereof) of the Declaration of Trust is hereby amended to read in pertinent part as follows:
“Section 4.2 Establishment and Designation of Sub-Trusts and Classes. Without limiting the authority of the Trustees set forth in Section 4.1 to establish and designate any further Sub-Trusts, the Trustees hereby establish and designate fifteen Sub-Trusts:

Calamos Blue Chip Fund
Calamos Convertible Fund
Calamos Growth and Income Fund
Calamos Global Growth and Income Fund
Calamos Growth Fund
Calamos Market Neutral Income Fund
Calamos High Yield Fund
Calamos Value Fund
Calamos International Growth Fund
Calamos Multi-Fund Blend
Calamos Global Equity Fund
Calamos Total Return Bond Fund
Calamos 130/30 Equity Fund
Calamos Evolving World Growth Fund
each of which shall have four classes of Shares, designated Class A, Class B, Class C and Class I, and Class R, or such classes as may from time to time be established and designated. The Shares of such Sub-Trusts and any Shares of any further Sub-Trust or class that may from time to time be established and designated by the Trustees shall (unless the Trustees otherwise determine with respect to some further Sub-Trust or class at the time of establishing and designating the same) have the following relative rights and preferences:”
     The undersigned hereby certifies that Amendment No. 12 to the Third Amended and Restated Agreement and Declaration of Trust set forth above has been duly adopted in accordance with the provisions of the Declaration of Trust.
     IN WITNESS WHEREOF, the undersigned has hereto set his hand as of the day and year first above written.

By:	/s/Stathy Darcy
Name:	Stathy Darcy
Title:	Secretary

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